Exhibit 10(iii)

AGREEMENT

Dated June 22, 2005

        The parties to this agreement are ComCam International, Inc. (“International”), a Delaware corporation, ComCam, Inc., a Delaware corporation (“ComCam”), and Don Gilbreath (the “Executive”). International and ComCam are collectively referred to in this agreement as the “Companies” and sometimes individually as a “Company”.

        The Executive is the president and chief executive officer, a director, and the beneficial owner (as that term is defined in the rules under the Securities Exchange Act of 1934 (the “1934 Act”)) of the largest number of shares of common stock of each of the Companies. As a condition to the obligation of ACC Investors, LLC (the “Purchaser”) to consummate the transactions contemplated by the securities purchase agreement dated this date among the Companies and the Purchaser (the “SPA”), the parties are entering into this agreement.

        Accordingly, the parties agree as follows:

    1.        Positions, Duties, and Responsibilities of Executive. Each of the Companies shall continue to employ the Executive, and the Executive shall continue to serve each of the Companies, as its president and chief executive officer. The Executive shall devote his full business time to the Companies, of which not less than 80% shall be devoted to International, and shall not engage in any other business activities, during his employment by either Company under this agreement. Notwithstanding anything to the contrary in this agreement, however, the Executive may engage in charitable activities and community affairs, and manage his personal investments and affairs, provided those activities do not materially interfere with the proper performance of his duties and responsibilities under this agreement.

    2.        Term of Employment. The Companies shall continue to employ the Executive, and the Executive shall continue to serve the Companies, until the earlier of (a) the fifth anniversary of this agreement (the “Final Date”) or (b) the termination of the Executive’s employment in accordance with this agreement.

    3.        Salary. During the Executive’s employment by International under this agreement and prior to the consummation of a Qualified Financing (as defined in the SPA) (the “New Compensation Date”), International shall pay the Executive, in accordance with its regular payroll practices, a salary at an annual rate of $60,000. During the Executive’s employment by International under this agreement and after the New Compensation Date, International shall pay the Executive, in accordance with its regular payroll practices, a salary at an annual rate of $175,000. ComCam shall pay the Executive such salary and other compensation, if any, as he and ComCam mutually agree from time to time; provided, however, International shall have no liability or obligation to the Executive or International to pay any such salary or other compensation payable by International.

    4.        Benefits. During the Executive’s employment by International under this agreement, the Executive shall be entitled to participate in employee benefit plans and programs on substantially the same basis as International’s other most senior executives, as such plans or programs may be in effect from time to time. During the Executive’s employment by ComCam under this agreement, the Executive shall be entitled to participate in such employee benefit plans and programs, if any, as he and ComCam mutually agree from time to time; provided, however, International shall have no liability or obligation to the Executive or ComCam in respect of any such benefits from International.

    5.        Reimbursement of Business and Other Expenses. Each Company shall promptly reimburse the Executive for all reasonable business expenses he incurs in carrying out the business of the respective Company, subject to documentation in accordance with the respective Company’s policies.

    6.        Termination of Employment. Either Company or the Executive may terminate the Executive’s employment with the respective Company by written notice given to the other parties to this agreement. If the Executive wishes to terminate his employment with either Company (other than in the case of his disability or a Constructive Termination Without Cause), he shall give the other parties to this agreement at least 90 days’ notice prior to the termination. Notwithstanding anything to the contrary in this agreement, the Executive shall not terminate his employment by International prior to the Final Date (other than in the case of his death or disability or a Constructive Termination Without Cause). If the Executive’s employment with International terminates prior to the Final Date due to his death or disability, or due to a termination by the Company (other than for disability or cause), or due to a Constructive Termination Without Cause, he shall be entitled to his salary under section 3 for 90 days following the termination of employment, and his other or additional benefits in accordance with applicable plans and programs of International. If the Executive’s employment with International terminates prior to the Final Date for any other reason, he shall be entitled to his salary under section 3 through the date of termination of employment, and his other or additional benefits in accordance with applicable plans and programs of International. If the Executive’s employment with ComCam terminates prior to the Final Date, the Executive shall be entitled to such payments and benefits, if any, as he and ComCam mutually agree from time to time; provided, however, International shall have no liability or obligation to the Executive or ComCam as a result of any such termination of employment with ComCam.

    7.        Inventions and Non-Disclosure

        7.1 The Executive represents and warrants to International that he has disclosed to International all inventions, discoveries, improvements, trade secrets, formulae, techniques, processes, and know-how, whether or not patentable and whether or not reduced to practice, conceived or learned by the Executive from the date he first acquired securities in either Company or was employed or engaged by either Company, either alone or jointly with others, that relate to or result from the actual or anticipated business, work, research, or investigations of either Company, or that result, to any extent, from use of either Company’s premises or property (such work, collectively, the “Inventions”). The Executive agrees that he shall, from time to time, promptly disclose to International all Inventions that relate to or result from the actual or anticipated business, work, research, or investigations of International, or that result, to any extent, from use of International’s premises or property. The Executive and ComCam acknowledge and agree that all Inventions that exist on the date of this agreement shall be the sole property of International, and all Inventions arising after the date of this agreement that relate to or result from the actual or anticipated business, work, research, or investigations of International, or that result, to any extent, from use of International’s premises or property, shall be the sole property of International, and the Executive hereby assigns to International his entire right and interest in and to all such Inventions.

        7.2 The Executive shall keep in confidence all Proprietary Information, and shall not, directly or indirectly, use, disseminate, or disclose any Proprietary Information either during or after his employment with either Company without the prior written consent of the Company that owns the Proprietary Information, except as may be necessary in the ordinary course of performing the Executive’s duties and responsibilities under this agreement. For purposes of this agreement, the term “Proprietary Information” shall mean all information, material, knowledge, know-how, technology, methods, techniques, and skills, whether oral, written, documentary, electronic, or computer generated, concerning (a) the business and financial activities of either Company and its performance, including, without limitation, either Company’s banking, investments, investors, properties, pricing, marketing, distribution, customers, contractors, employees and consultants, (b) either Company’s technology or research, and development, including, without limitation, trade secrets, test results, processes, inventions, techniques, and products (actual or planned); provided however, that the term Proprietary Information shall not include information that was in the public domain when disclosed, except as a result of a breach of this agreement or a breach of a duty of care or loyalty, or a fiduciary duty, by the Executive.

    8.        Non-Competition, Etc. In order to induce the Purchaser to consummate the transactions contemplated by the SPA, which the Executive anticipates will materially enhance the value of International’s common stock, of which the Executive is the largest beneficial owner through his beneficial ownership of shares in ComCam, the Executive agrees that, during the term of his employment with International and as long as he remains an affiliate of International, the Executive shall not, directly or indirectly (whether as principal, shareholder, officer, director, employee, consultant, partner, agent or otherwise), (a) engage in any business or activity competitive with the business of International or its controlled affiliates, or commit any act or omission that would, directly or indirectly, result in a breach of any agreement under the SPA; (b) beneficially own (within the meaning of the 1934 Act) any equity or other interest in any business or enterprise engaged in a business competitive with the business of International or its controlled affiliates; or (c) offer employment to or employ or engage any person employed with or engaged by International or its controlled affiliates during the Executive’s employment with International. Notwithstanding the foregoing, nothing in this section 8 shall prohibit the Executive from holding or acquiring securities of any publicly owned company, as long as such holding or investment constitutes, in the aggregate, less than 5% of the total issued and outstanding securities of any class or series of securities of that company, provided that the Executive has no active role in that company.

9. Miscellaneous

    (a)        Definitions. As used in this agreement, the following terms have the following respective meanings:

    (i)        “cause” shall mean:

    (A)        the Executive is indicted for a crime (other than traffic offenses); or

    (B)        the Executive is guilty of material neglect or misconduct in carrying out

his	duties under this agreement resulting, in either case, in material economic harm to the respective Company; (ii) “Constructive Termination Without Cause” shall mean a termination of the

Executive’s employment at his initiative following the occurrence, without the Executive’s prior written consent, of one or more of the following events (except as a consequence of a prior termination):

    (A)        a material breach of this agreement by the respective Company, and the failure by the respective Company to cure the breach promptly after the Executive gives the respective Company notice of the breach; or

    (B)        the relocation of the respective Company’s principal office, or the Executive’s own office location assigned to him by the respective Company, to a location more than 50 miles from West Chester, Pennsylvania; and

    (iii)        “disability” shall mean the Executive’s inability substantially to perform his duties and responsibilities under this agreement for 90 consecutive days.

    (b)        Governing Law. This agreement shall be governed by and construed in accordance with the law of the commonwealth of Pennsylvania, without giving effect to its conflict of law principles.

    (c)        Headings. The section headings of this agreement are for reference purposes only,

and are to be given no effect in the construction or interpretation of this agreement.

    (d)        Notices. All notices and other communications under this agreement shall be in writing and may be given by any of the following methods: (i) personal delivery, (ii) facsimile transmission, (iii) registered or certified mail, postage prepaid, return receipt requested, or (iv) overnight delivery service. Notices shall be sent to the appropriate party at its or his address or facsimile number below (or at such other address or facsimile number for that party as shall be specified by notice given under this section 9(d):

        if to either Company, to it at:

1140 McDermott Drive Suite 200 West Chester, Pennsylvania 19380 Fax: (610) 436-8079 Attention: Chief Financial Officer With copies to:
G.C.	Andersen Partners, LLC 1330 Avenue of the Amereicas 36th Floor New York, New York 10019 Fax: (212) 842-1540 Attention: Mr. Paul Higbee

and Edward W. Kerson, Esq. 80 University Place, Third Floor New York, New York 10003-4564 Fax: (212) 675-5794

        if to the Executive, to him at:

1525 Tanglewood Drive West Chester, Pennsylvania 19380

        with a copy to:

Orsa and Company 1403 East 900 South Salt Lake City, Utah 84105 Attention: Ruairidh Campbell, Esq.

All such notices and communications shall be deemed received upon (v) actual receipt by the addressee, (vi) actual delivery to the appropriate address or (vii) in the case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address set forth above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

    (e)        Separability. The invalidity of unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement, which shall remain in full force and effect.

    (f)        Waiver. Any party may waive compliance by the other parties with any provision of this agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing and signed by the waiving party.

    (g)        Counterparts. This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    (h)        Entire Agreement. This agreement contains, and is intended as, a complete statement of all the terms of the arrangements among the parties with respect to the matters provided for, supersedes all previous agreements and understandings among them with respect to those matters, and cannot be changed or terminated orally.

COMCAM INTERNATIONAL, INC.

By: /s/ Don Gilbreath

Name: Don Gilbreath

Title: President and Chief Executive Officer COMCAM, INC.

By: /s/ Don Gilbreath

Name: Don Gilbreath

Title: President and Chief Executive Officer EXECUTIVE: /s/ Don Gilbreath Don Gilbreath